EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into and effective as of April 5, 2017 (the “Effective Date”), by and between Eco-Stim Energy Solutions, Inc., a Nevada corporation (“Eco-Stim” or “Company”), and Barry Ekstrand (“Executive”). Executive and the Company are collectively referred to in this Agreement as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, it is the desire of the Company to employ Executive as its Executive Vice President—North America;

WHEREAS, Executive desires to be employed with the Company on the terms herein provided;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

AGREEMENT TERMS:

1. Term. The Company shall continue to employ Executive, and Executive accepts such continued employment, on the terms and conditions set forth in this Agreement. The “Initial Term” of this Agreement is the period commencing on the Effective Date and expiring at the earlier to occur of (a) 11:59 p.m. on the first anniversary of the Effective Date (the “Expiration Date”) or (b) the Termination Date (as defined in Section 4); provided, however, that, if the Termination Date has not occurred, the term of this Agreement shall be automatically renewed for the twelve (12) month period immediately following the Expiration Date and each twelve (12) month period ending thereafter (each, a “Renewal Term” and, together with the Initial Term, the “Term”), unless either the Company or Executive provides written notice to the other Party of his or its election not to renew this Agreement at least thirty (30) days prior to the last day of the then-current Term. Executive’s employment hereunder shall be coterminous with the Term, and termination of Executive’s employment and the Term shall be simultaneous.

2. Duties as Executive of the Company. Subject to this Agreement’s terms, Executive agrees to serve the Company as its Executive Vice President—North America and to act in the ordinary course of its business with all the powers and duties reasonably incident to the position(s) and such other responsibilities or duties that may be from time to time assigned to Executive by the Company’s Chief Operating Officer. Executive shall report to the Company’s Chief Operating Officer.

3. Compensation and Related Matters.

(a) Base Salary. Executive shall receive an initial Base Salary (defined below) paid by the Company at the annual rate of $212,000 per year. Executive’s Base Salary shall be adjusted to $262,000 upon, and effective from and after the date of, the completion of the first stimulation job in the mid-continent region. Executive’s Base Salary may be increased annually, effective on January 1 of each year beginning after the Effective Date, by an amount (if any) to be determined by Eco-Stim, in its sole discretion. For purposes of this Agreement, “Base Salary” shall mean Executive’s initial base salary or, the adjusted base salary then in effect at the time in question. The Base Salary shall be paid, subject to all applicable withholdings and deductions, in accordance with the Company’s ordinary payroll practices, as in effect from time to time.

(b) Bonus Target. During each full calendar year of the Term, Executive shall be eligible to receive an annual bonus in an amount, if any, to be determined by the Board of Directors of Eco-Stim in its sole discretion, up to a maximum of seventy-five percent (75%) of Executive’s Base Salary (the “Annual Bonus”). The amount of the Annual Bonus awarded, if any, shall be based on achieving certain goals related to Company performance and objectives, established and measured by the Board of Directors of Eco-Stim, in its sole discretion. To receive any Annual Bonus for a calendar year, Executive must be in “active working status” at the time such Annual Bonus is scheduled to be paid, except as otherwise provided in Section 4, below. For purposes of this Agreement, “active working status” means that the Termination Date has not occurred for any reason and Executive has not been given notice of termination of his employment for any reason, and Executive has not resigned his employment or given notice of his resignation, for any reason.

(c) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him, in accordance with the policies and procedures established by the Company from time to time, in performing services under this Agreement and during his employment with the Company, provided that Executive properly accounts for the expenses in accordance with Company policies. The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Reimbursement of eligible expenses shall be made on or before the last day of the calendar month following the calendar month in which the expenses were incurred, provided appropriate requests with supporting documentation are timely submitted in accordance with, or as otherwise provided in, the Company’s business expense reimbursement policy.

(d) Benefits. During the Term, Executive shall be eligible to participate in such retirement and employee benefit plans and arrangements that may be offered to the Company’s senior executives, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements, as amended from time to time. Nothing in this Agreement shall be deemed to confer upon Executive or any other person, including any beneficiary, any rights under or with respect to any such plan or arrangement or to amend any such plan or arrangement, and Executive and each other person, including any beneficiary, shall be entitled to look only to the express terms of any such plan or arrangement for his or her rights thereunder. Nothing paid to Executive under any such plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary and other benefits payable to Executive pursuant to this Agreement.

(e) Vacation; Sick Leave; Holidays. Executive shall be entitled to twenty (20) days of vacation and six (6) days of paid sick leave during each year of the Term, pro-rated for partial years, exclusive of holidays. Executive shall insure that the scheduling of his vacation does not interfere with the Company’s normal business operation. Vacation will accrue and may be forfeited as provided by the terms of the Company’s policy governing vacation, as that policy is updated or revised from time to time in the Company’s sole discretion. For purposes of this Section, weekends shall not count as Vacation days. Executive shall also be entitled to all paid holidays given by the Company.

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(f) Proration. The Base Salary payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year shall be prorated in accordance with the total number of calendar days in such calendar year during which he is so employed.

4. Termination.

(a) Definitions.

(1) “Cause” shall mean:

(i) Executive’s failure or refusal to substantially perform his material duties, responsibilities and/or obligations, which failure or refusal to perform (if curable) is not cured to the reasonable satisfaction of the Company within thirty (30) days following written notice from the Company to Executive setting forth the nature of the duties, responsibilities and/or obligations that Executive has failed or refused substantially to perform; provided that Cause shall not include Executive’s failure to so perform as a result of Executive’s incapacity due to his Disability;

(ii) any act by Executive involving fraud, misrepresentation, theft, embezzlement, or dishonesty on a material matter in connection with Executive’s employment with, or performance of his duties for, the Company; or

(iii) conviction of Executive, or a plea by Executive, of guilty or nolo contendere to, an offense that is a (A) felony or (B) misdemeanor that involves fraud; or

(iv) material breach by Executive, of any of Executive’s obligations under Section 7 of this Agreement.

(2) A “Disability” or “Disabled” shall mean the inability of Executive to perform the essential functions of his position at the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than three (3) months. Executive shall be considered to have a Disability (i) if he is determined to be totally disabled by the Social Security Administration or (ii) if he is determined to be disabled under Eco-Stim’s long-term disability plan in which Executive participates and if such plan defines “disability” in a manner that is consistent with the immediately preceding sentence.

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(3) A “Good Reason” shall mean that the occurrence of any of the following without Executive’s express written consent:

(i) A material diminution in Executive’s Base Salary;

(ii) A change in the location where Executive is expected or required to perform the majority of Executive’s job duties at the time Executive executes this Agreement (“Base Location”) to a location that is more than twenty (20) miles from the Base Location, except for travel reasonably required of Executive on the Company’s business;

(iii) A substantial and adverse diminution in Executive’s duties, authority, responsibility or position with the Company; or

(iv) Any breach by the Company of any material provision of this Agreement.

Executive’s resignation for Good Reason shall be effective upon thirty (30) days’ advance written notice by Executive to the Company; provided, however, that Good Reason shall cease to exist on the thirtieth (30th) day following the later of (x) the occurrence of the fact, event, condition or other circumstance constituting or giving rise to Good Reason or (y) Executive’s knowledge thereof. During such thirty (30) day notice period, the Company shall have a cure right, and Executive’s termination for Good Reason will be effective upon expiration of such cure period only if the fact, event, condition or other circumstance constituting or giving rise to Good Reason is not cured within such period. Any such termination by Executive shall not be deemed a breach of the Agreement. If the Company timely cures the fact, event, condition or other circumstance giving rise to Good Reason for Executive’s resignation, the notice of termination shall become null and void.

(4) “Termination Date” shall mean the date Executive’s employment with the Company and this Agreement terminates or is terminated for any reason. To the extent that any payments or benefits under this Agreement are considered nonqualified deferred compensation subject to Section 409A (“Code Section 409A”) of the Internal Revenue Code (the “Code”), to the extent necessary to avoid additional taxes under Code Section 409A, such termination of employment will only be considered a termination of employment to the extent it also constitutes a “separation from service” for purposes of Code Section 409A.

(b) Termination Without Cause or for Good Reason: Benefits. In the event the Company involuntarily terminates Executive’s employment with the Company without Cause or Executive terminates his employment with the Company for Good Reason (in each case, a “Termination Event”), this Agreement shall terminate, and, in full satisfaction of the Company’s obligations under this Agreement, Executive shall receive the following:

(1) Payment of accrued but unpaid Base Salary and unreimbursed business expenses through the Termination Date in accordance with Sections 3(a) and 3(c). The accrued but unpaid Base Salary shall be paid to Executive in a lump sum in cash within six (6) days following the Termination Date. Unreimbursed business expenses shall be paid to Executive within the time period required by the Company’s business expense reimbursement policy. In addition, Executive and/or his eligible dependents shall be eligible to continue group health benefits at his or their expense as provided by applicable law. The payments and benefits set forth in this Section 4(b)(1) are referred to, collectively, as the “Accrued Benefits”; and

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(2) Subject to Executive delivering to the Company an executed Release (as defined below in Section 6) within the time period set forth in such Release, and Executive not revoking such Release, payment of an amount equal to the Base Salary payable for one year (the “Severance Payment”), at the rate in effect immediately before the Termination Event, payable in a lump sum on the first payroll date on or immediately after the sixtieth (60th) day following the Termination Date, provided that the Release has become effective on such date in accordance with its terms.

(3) Subject to Executive delivering to the Company an executed Release within the time period set forth in such Release, and Executive not revoking such Release, full vesting of all unvested restricted stock and stock options granted to Executive prior to the Effective Date and outstanding on the Termination Date; and

(4) Subject to Executive (x) delivering to the Company an executed Release within the time period set forth in such Release, and Executive not revoking such Release, and (y) timely electing medical benefit continuation pursuant to the COBRA, payment (or reimbursement of) the cost of medical benefit continuation (on the same basis and at the same cost as such benefits are currently provided to executives of the Company) for Executive and any covered dependents for up to eighteen (18) months or until Executive and/or his covered dependents are covered by another company’s group health insurance, whichever is sooner; and provided, further, that if the Company determines in good faith that its payment of such cost will result in the imposition of excise taxes or penalties on the Company and/or the insurance carrier with respect to such medical benefits, then the Company shall not pay (or reimburse) such cost and the Company shall provide an economically equivalent benefit or payment, to the extent that such benefit or payment is consistent with applicable law and will not result in the imposition of such excise taxes or penalties. Executive covenants and agrees that if he becomes eligible for coverage under another company’s group health insurance within eighteen (18) months of the Termination Date, he shall provide written notice to the Company within three (3) business days of such eligibility.

Equity or equity-based awards granted to Executive on or after the Effective Date, if any, shall be treated in accordance with, and governed by and subject to, any applicable plan and award agreement under which they were granted.

(c) Termination In Event of Death: Benefits. If Executive’s employment with the Company is terminated by reason of Executive’s death, this Agreement shall terminate without further obligation to Executive’s legal representatives under this Agreement, other than for payment of the Accrued Benefits and the amount of any Annual Bonus under Section 3(b) that relates to the year prior to termination and that is unpaid as of the Termination Date (the “Unpaid Annual Bonus”). The accrued but unpaid Base Salary shall be paid to Executive’s estate in a lump sum in cash within six (6) days after the Termination Date or by the next regularly scheduled payday. Payment of any Unpaid Annual Bonus shall be made at such time as such bonus payments are normally made, but in no event later than March 15 of the following year. Unreimbursed business expenses shall be paid to Executive’s estate within the time period required by the Company’s business expense reimbursement policy. Equity or equity-based awards granted to Executive, if any, shall be treated in accordance with, and governed by and subject to, any applicable plan and award agreement under which they were granted. Executive, if deceased, and his beneficiaries, estate and legal representatives shall not be entitled to any further payments or benefits whatsoever pursuant to this Agreement or otherwise.

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(d) Termination In Event of Disability: Benefits. If Executive’s employment with the Company is terminated by reason of Executive’s Disability, this Agreement shall terminate, and in full and complete satisfaction of its obligations under this Agreement, the Company shall pay Executive the Accrued Benefits, and the amount of any Unpaid Annual Bonus. The accrued but unpaid Base Salary shall be paid to Executive in a lump sum in cash within six (6) days after the Termination Date. Payment of any Unpaid Annual Bonus shall be made at such time as such bonus payments are normally made, but in no event later than March 15 of the following year; provided that the amount of any such Unpaid Annual Bonus shall be prorated based upon the number of days in such calendar years during which Executive was employed. Unreimbursed business expenses shall be paid to Executive within the time period required by the Company’s business expense reimbursement policy. Equity or equity-based awards granted to Executive, if any, shall be treated in accordance with, and governed by and subject to, any applicable plan and award agreement under which they were granted. Executive, if Disabled, shall not be entitled to any further payments or benefits whatsoever pursuant to this Agreement.

(e) Voluntary Termination by Executive and Termination for Cause: Benefits. Executive may terminate his employment with the Company by giving thirty (30) days’ prior written notice of his intent to so terminate; provided, however, that the Company may designate all or any portion of the 30-day notice period as non-working notice and pay Executive the Base Salary through the end of such 30-day notice period. Upon such a termination by Executive, or upon termination of Executive’s employment with the Company for Cause by the Company, this Agreement shall terminate. In full and complete satisfaction of all obligations under this Agreement, the Company shall pay to Executive the Accrued Benefits. The accrued but unpaid Base Salary shall be paid to Executive in a lump sum in cash within six (6) days after the Termination Date or by the next regularly scheduled payday. Unreimbursed business expenses shall be paid to Executive within the time period required by the Company’s business expense reimbursement policy. Executive shall have no entitlement to any Annual Bonus for the year in which the Termination Date occurs, any previously unpaid Annual Bonus, or otherwise. After the Termination Date, Executive shall not be entitled to any further payments or benefits whatsoever pursuant to this Agreement or otherwise, including, but not limited to any bonus payments.

(f) No Duty to Mitigate Executive shall not be required to mitigate the amount of any payment provided for in Section 4 of this Agreement by seeking other employment or otherwise. No payment described in Section 4 of this Agreement shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

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5. Non-Renewal of Agreement. If the Company or Executive elects not to renew this Agreement under the terms provided in Section 1, this Agreement shall terminate effective on the last day of the then-current Term. Upon termination of this Agreement due to non-renewal by Executive, in full satisfaction of its obligations under this Agreement, the Company shall provide Executive the Accrued Benefits. Executive shall not be entitled to any further payments or benefits whatsoever pursuant to this Agreement or otherwise. Upon termination of this Agreement due to non-renewal by the Company, in full satisfaction of its obligations under this Agreement, the Company shall provide Executive the Accrued Benefits and, subject to Executive delivering to the Company an executed Release within the time period set forth in such Release and Executive not revoking such Release, the Severance Payment.

6. Release Agreement. Notwithstanding any provision of this Agreement to the contrary, in order to receive the Severance Payment under Section 4(b)(2), Executive must first execute, deliver to the Company, and not revoke a reasonable release and hold harmless agreement (on a form provided by the Company) (“Release”), within the time period specified under the Release, whereby Executive agrees in return for the Severance Payment, among other things that may be mutually agreed by the Parties, not to disparage the Company, its employees, officers, directors and affiliates, and to release and waive any claim or cause of action that Executive may have against the Company and any of its affiliates, including, without limitation, for unlawful discrimination or retaliation; provided, however, such agreement shall not release any claim by Executive for any payment or benefit that is due under the express terms of this Agreement at the time the time Executive executes the Release.

7. Non-Competition, Non-Solicitation and Confidentiality. Executive hereby acknowledges and agrees that during Executive’s employment with the Company, Executive has had and shall continue to have access to some or all of the Company’s Confidential Information, as defined below.

(a) Non-Competition During Employment. Executive hereby agrees that, in consideration for the Company’s providing Executive with Confidential Information, during the Term, he will not compete with the Company or any of its affiliates, including by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, founder, shareholder, partner, member, lender, advisor, director, consultant, contractor, agent, employee, affiliate or co-venturer, or otherwise act in any capacity, either directly or indirectly, of, in or with respect to, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by the Company or any of its affiliates; provided, however, Executive shall not be prevented from owning no more than 2% of any company whose stock is publicly traded.

(b) Conflicts of Interest. Executive agrees that during the Term, he will not engage, either directly or indirectly, in any activity (a “Conflict of Interest”) that might adversely affect the Company, including ownership of a material investment in a competitor of the Company, ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or acceptance of any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the CEO or the Eco-Stim Board of Directors as to each offer received by Executive to engage in any such activity. As used in this Section 7(b), “materiality” shall be viewed from the perspective of Executive. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which in Executive’s good faith judgment could reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

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(c) Non-Competition After Termination from Employment. Executive hereby agrees that, in order to protect the Company’s Confidential Information, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive otherwise contained in this Agreement. Executive hereby agrees that Executive shall not at any time during the Restricted Period engage in any capacity, whether as an owner, founder, shareholder, partner, member, lender, advisor, director, consultant, contractor, agent, employee, affiliate or co-venturer, or otherwise, either directly or indirectly, in any commercial enterprise, a primary business of which is to develop, manufacture, sell, lease, or otherwise provide any product, process, apparatus, service or development competitive with or substantially similar to any product, process, apparatus, service, or development sold or provided by the Company or any of its affiliates (“Competitive Products”) on which Executive worked or about which Executive learned Confidential Information while employed by the Company anywhere within Texas, Oklahoma, Argentina, and/or any of the other markets in which the Company or any of its affiliates has sold Competitive Products or formulated a plan to sell Competitive Products into a market during the last twelve (12) months of Executive’s employ. It is understood that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid. For the purpose of this Agreement, “Restricted Period” means a period of six (6) months after termination for any reason whatsoever, whether by Executive or the Company, of Executive’s employment with the Company. The Restricted Period shall commence at the time Executive’s employment with the Company terminates. The parties agree that this agreement of non-competition is intended to be enforceable by the Company only to the extent that Texas law allows such a contractual limitation and it shall be void beyond such permitted limitations.

(d) Confidential Information. Executive agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This Section 7(d) shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement. Executive’s obligations under this Section 7(d) with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately and shall not apply to information that may be required by law or an order of any court, agency or proceeding to be disclosed (but only for the purposes of and to the minimum extent required by such compelled disclosure, and provided that Executive promptly notifies the Company of such requirement and provides the Company all reasonable assistance and cooperation in seeking to oppose such requirement or obtain protective treatment). It is understood that such Confidential Information and proprietary information of the Company include matters that Executive conceives or develops, as well as matters Executive learns from other employees of the Company. “Confidential Information” is defined to include information: (1) disclosed to or known by Executive as a consequence of or through his employment with the Company; (2) not generally known outside the Company; and (3) that relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to, the Company’s trade secrets, proprietary information, financial documents, long range plans, customer or supplier lists, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company, and any information provided to the Company by a third party under restrictions against disclosure or use by the Company or others. Nothing in this Agreement or otherwise shall prohibit Executive from making a report to any governmental agency or entity if Executive has a reasonable belief that there has been a potential violation of federal or state law or regulation or from making other disclosures that are protected under the whistleblower provisions of any applicable federal or state law or regulation. No prior authorization to make any such reports or disclosures is required and Executive is not required to notify the Company that Executive has made such reports or disclosures. Executive, however, may not waive the Company’s attorney-client privilege. The Company and Executive acknowledge that pursuant to 18 U.S.C § 1833(b)(1) a Company employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company and Executive further acknowledge that, pursuant to 18 U.S.C § 1833(b)(2) if an employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, such employee may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

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(e) Work Product; Assignment; Patent and Copyright Registrations; Warranty. Executive agrees that he has disclosed and will disclose promptly and fully to the Company all discoveries, developments, concepts, ideas, know how, trade secrets, designs, inventions, improvements, processes, computer programs, algorithms, models, graphics, pictorial representations, user interfaces, functional specifications, reports, spreadsheets, presentations, analyses, works of authorship, and any improvements, enhancements, or documentation of or to the same, including any Confidential Information, whether or not patentable, that he developed, made, worked on or conceived or reduced to practice, individually or jointly with others prior to the date of this Agreement in any way related or pertaining to or connected with the present or anticipated business, development, work or research of the Company, or that he develops, makes, works on, conceives or reduces to practice, individually or jointly with others in the course of his work for the Company or with the use of the Company’s time, materials or facilities in any way related or pertaining to or connected with the present or anticipated business, development, work or research of the Company or which result from or are suggested by any work he may do for the Company and whether produced during normal business hours or on personal time (collectively the “Work Product”). Work Product shall further include any such works of authorship, inventions, discoveries, improvements, designs, processes, software or improvements thereto conceived, made, reduced to practice, developed or perfected by Executive within six (6) months after termination of Executive’s employment with the Company.

Executive shall make and maintain adequate and current written records and evidence of all Work Product, including drawings, work papers, graphs, computer records and any other documents, which shall be considered Company property.

(1) Work Made for Hire. Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of his employment with the Company and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). If any of the works of authorship which are made by Executive (solely or jointly with others) within the scope of his employment with the Company are held for any reason not to be “works made for hire” for the Company or if ownership of all right, title and interest in and to such works has not vested exclusively and immediately in the Company upon creation, Executive hereby irrevocably assigns, without further consideration, any and all right, title and interest in and to such works to the Company, including any and all Intellectual Property Rights with respect thereto.

(2) Assignment of Work Product. Executive hereby agrees and confirms that all right, title and interest, including all Intellectual Property Rights (defined below), in and to the existing Work Product has been irrevocably (subject to the provisions of 17 U.S.C. §203, if applicable) assigned at the time of creation, and/or is hereby irrevocably (subject to the provisions of 17 U.S.C. §203, if applicable) assigned to the Company, and Executive hereby agrees that all right, title and interest in future Work Product is and will be automatically and irrevocably (subject to the provisions of 17 U.S.C. §203, if applicable) assigned to the Company. Executive has not assigned or otherwise granted any right in or to the Work Product to any third party and all Work Product is and shall be the exclusive property of the Company. The Parties intended and intend that any and all copyright and other Intellectual Property Rights in the Work Product, including without limitation any and all rights to distribute and reproduce such Work Product in any and all media throughout the world, are the sole property of the Company.

“Intellectual Property Rights” shall mean, on a world-wide basis, any and all now known or hereafter known tangible and intangible (i) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask-works, (ii) trademark and trade name rights and similar rights, including all goodwill associated therewith, (iii) trade secret rights and database rights, (iv) patent rights, all rights associated with designs, algorithms, computer programs, methods of doing business, ideas, concepts, techniques, inventions (whether patentable or not), processes and other industrial property rights, (v) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, and (vi) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing, made, or in force, both foreign and domestic (including any rights in any of the foregoing).

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(3) Patent and Copyright Registrations. The Company and its designees solely shall have the right to use and apply for common law and statutory protections of the Work Product, including all patents, copyrights, mask work rights, and other intellectual property rights, in any and all countries and jurisdictions. Furthermore, Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Work Product and any copyrights, patents, mask work rights or other Intellectual Property Rights relating thereto in any and all countries and jurisdictions, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for, obtain, perfect and assign such rights in the name of the Company. Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of Executive’s employment with the Company. If the Company is unable, for any reason, to secure Executive’s signature to execute such instruments or papers relating to the Work Product, then Executive hereby designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s stead to record the Company’s ownership interest and to execute and file any such instruments and papers relating to the Work Product and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon in the Company’s name with the same legal force and effect as if executed by Executive. The foregoing agency shall apply to any applications or registrations, including any divisions, continuations, renewals, reissues, and extensions and other instruments and papers, as applicable, now existing or hereafter filed or issued. This agency is coupled with an interest and is irrevocable.

(4) Unassigned Inventions. Executive recognizes that the terms of this Agreement do not require him to assign to the Company any invention that was developed entirely on his own time without using equipment, supplies, facilities, or trade secrets belonging to the Company and neither related to the actual or anticipated business, research or development of the Company, nor resulting from work performed by Executive for the Company.

(f) Non-Solicitation. To protect the Company’s Confidential Information, and in the event of Executive’s termination of employment for any reason whatsoever, whether by Executive or the Company, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive otherwise contained in this Agreement. Executive covenants and agrees that during Executive’s employment and for a period of six (6) months from the date of termination of Executive’s employment for any reason whatsoever (the “Non-Solicitation Period”), Executive will not, directly or indirectly, either individually or as an owner, founder, shareholder, partner, member, lender, advisor, director, consultant, contractor, agent, employee, affiliate or co-venturer, or otherwise act in any capacity, of, in or with respect to, any individual or business, except on behalf of the Company, solicit business, or attempt to solicit business, or sell, lease, transfer, license, promote, or otherwise market products or services competitive with products or services sold by the Company, to the Company’s clients, suppliers or customers, or those individuals or entities with whom the Company did business, including those individuals or entities that the Company actively solicited for business with Executive’s participation, during Executive’s employment. Executive further agrees that during Executive’s employment and for the Non-Solicitation Period, Executive will not, either directly or indirectly, or by acting in concert with others, solicit or influence any employee of the Company or any of its affiliates or independent contractor engaged by the Company or any of its affiliates to end his or her employment or engagement with the Company or accept employment or engagement with any entity in competition with the Company.

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(g) Return of Documents, Equipment, Etc. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company upon termination of Executive’s employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement.

(h) Reaffirmation of Obligations. Upon termination of Executive’s employment with the Company, Executive, if requested by Company, shall reaffirm in writing Executive’s recognition of the importance of maintaining the confidentiality of the Company’s Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.

(i) Prior Disclosure. Executive represents and warrants that Executive has not used or disclosed any Confidential Information he may have obtained from the Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

(j) No Previous Restrictive Agreements. Executive represents that, except as disclosed in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment by the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that Executive’s performance of all the terms of this Agreement and Executive’s work duties for the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other party.

(k) Breach; Remedies and Representations. Executive agrees that any breach of Sections 7(a) through (k) above will cause irreparable damage to the Company, which cannot be remedied solely by money damages, and that in addition to any other remedies the Company may have, the Company is entitled to obtain injunctive relief against Executive to prevent the breach or threatened breach of any of Executive’s obligations thereunder. Nothing herein, however, shall be construed as limiting the Company’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any termination or offset against any payments that may be due pursuant to this Agreement. Executive acknowledges that Executive is sophisticated in business, that the restrictions and remedies set forth in this Section 7 do not create an undue hardship on Executive and will not prevent Executive from earning a livelihood. Executive understands and agrees that the Company has a legitimate business interest in protecting the Confidential Information provided to Executive during the course of Executive’s employment and the goodwill associated with the client and other business relationships introduced to Executive and developed during Executive’s employment with the Company. Executive further acknowledges that Executive has had a sufficient period of time within which to review this Agreement with an attorney of Executive’s choice and Executive has done so to the extent he desired. Executive and the Company agree that the restrictions and remedies contained in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests regardless of the reason for or circumstances giving rise to such termination and that Executive and the Company intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law.

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(l) Enforceability. The agreements contained in this Section 7 are independent of the other agreements contained herein. Accordingly, failure of the Company to comply with any of its obligations outside of this Section do not excuse Executive from complying with the agreements contained herein.

(m) Survivability. The agreements contained in this Section 7 shall survive the termination of this Agreement for any reason.

(n) Post-Employment Notice Obligations. During the Term and continuing through the Restricted Period and the Non-Solicitation Period, Executive agrees to notify any person or entity with whom Executive seeks or accepts employment or engagement, of Executive’s obligations under this Section 7. The Company similarly may notify any subsequent employer of Executive’s obligations under this Section 7 and Executive releases and holds the Company harmless in connection with such disclosure and the consequences thereof. In addition, during the Restricted Period and the Non-Solicitation Period, Executive agrees to notify the Company, in writing, not less than 3 business days before commencing employment or engagement with a third party and provide the following information: (i) the name and address of the third party and (ii) Executive’s new title and general description of Executive’s new job duties and responsibilities.

8. Reformation. If a court concludes that any time period or the geographic area specified in Sections 7(c) or (g) of this Agreement are unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.

9. Director and Officer Positions. Executive agrees that, upon termination of employment, for any reason, Executive will immediately tender his resignation from any and all Board or officer positions held with the Company and/or any of its direct or indirect parents or subsidiaries.

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10. Indemnification & D&O

(a) Claims. The Company shall, to the maximum extent not prohibited by law, indemnify Executive if Executive is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor (collectively, a “Proceeding”), by reason of the fact that Executive is or was an employee, director or officer of the Company or an affiliate, or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) paid or incurred in connection with any such Proceeding.

(b) Non-Exclusivity. The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 10 shall not be deemed exclusive of any other rights which Executive may now or hereafter have under any law, bylaw, constituent document, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in Executive’s official capacity and as to action in another capacity while holding such office.

(c) Continuation of Rights. The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 10 shall continue as to Executive after Executive has ceased to be a director, officer, or employee of the Company and shall inure to the benefit of the heirs, executors and administrators of Executive’s estate, both with respect to proceedings that are threatened, pending or completed at the date of such termination and with respect to proceedings that are threatened, pending or completed after the date.

(d) Enforcement. The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 10 shall be enforceable by Executive in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Company (including its board of directors, independent legal counsel, or its stockholders) that Executive is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that Executive is not so entitled. Executive shall also be indemnified for any expenses incurred in connection with successfully establishing Executive’s right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any proceeding.

(e) Other Services. If Executive serves (i) an affiliate of the Company, or (ii) any employee benefit plan of the Company or any corporation referred to in clause (i), in any capacity, then Executive shall be deemed to be doing so at the request of the Company.

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11. Assignment. In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute. Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the written consent of the Company; provided, however, Executive may assign any right to receive payment under this Agreement. Any attempted assignment by Executive in violation of this Section 11 shall be void. This Agreement, and any rights and obligations hereunder, shall be assigned by the Company to a successor by merger or a purchaser of substantially all of the assets of the Company.

12. Tax Withholding. The payments and benefits under this Agreement may be compensation and as such may be included in either Executive’s W-2 earnings statements or 1099 statements. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation.

13. Binding Agreement. Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.

14. Notices. All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to Executive:	Barry Ekstrand 8815 Black Cherry Crossing Katy, TX 76494

If to the Company:	Eco-Stim Energy Solutions, Inc.
2930 West Sam Houston Pkwy. South, Ste. 275
Houston, TX 77042
Attn: Chief Executive Officer

Executive hereby agrees to provide the Company with prompt written notice of any change in Executive’s address for so long as this Agreement remains in effect. Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.

15. Waiver. No waiver by either Party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

16. Entire Agreement. Except as may be provided in any indemnification agreement between Executive and the Company and/or FracRock International, Inc. (“FracRock”), the predecessor of the Company’s subsidiary, EcoStim International, Inc., and any plan and/or award agreement under which Executive was granted any equity or equity-based award with the Company and its subsidiaries and their respective predecessors, the terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, including, but not limited to, the Prior Employment Agreement. In the event of a conflict between this Agreement and any such indemnification agreement, it is intended that the agreement that grants Executive greater rights shall govern. Notwithstanding the foregoing, this Agreement will not in any way affect any equity or equity-based awards that may be granted to Executive, which are governed by the applicable plan and/or award agreements under which they were granted, except to the extent expressly provided for in such agreement or plan. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

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17. Modification of Agreement. This Agreement may not be changed or modified or released or discharged or abandoned, in whole or in part, except by an instrument in writing signed by Executive and an officer or other authorized executive of the Company.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof.

19. Jurisdiction and Venue. With respect to any litigation regarding this Agreement, Executive and the Company agree to venue in the state or federal courts in Harris County, Texas, and agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. By entering into this Agreement, Executive and the Company agree to personal jurisdiction in the state and federal courts in Harris County, Texas.

20. Interpretation; Counterparts. No provision of this Agreement is to be interpreted for or against any Party because that Party drafted such provision. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or law defined or referred to herein means such agreement, instrument or law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. This Agreement may be executed in two or more counterparts (including by facsimile or portable document file (PDF) signatures), each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument.

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21. Compliance With Section 409A.

(a) Delay in Payments. Notwithstanding anything to the contrary in this Agreement, if upon the Termination Date, any stock of the Company is publicly traded on an established securities market within the meaning of Code Section 409A, and in the opinion of reputable outside counsel engaged by the Company and acceptable to Executive, Executive is a “specified employee” within the meaning of Code Section 409A and the deferral of any amounts otherwise payable under this Agreement as a result of Executive’s termination of employment is necessary in order to prevent any accelerated or additional tax to Executive under Code Section 409A, then the Company will defer the payment of any such amounts hereunder until the earlier of: (i) the date that is six (6) months following the date of Executive’s termination of employment with the Company, or (ii) the date of Executive’s death, at which time any such delayed amounts will be paid to Executive in a single lump sum.

(b) Section 409A. It is the intention of the Parties that all payments and benefits under this Agreement (and any amendment hereto) shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Code Section 409A, to the extent applicable. Any ambiguity in this Agreement (or any amendment hereto) shall be interpreted to comply with the above. Executive acknowledges that the Company has made no representations as to the treatment of the compensation and benefits provided hereunder and Executive has been advised to obtain his own tax advice. Each amount or benefit payable pursuant to this Agreement (and any amendment hereto) shall be deemed a separate payment for purposes of Code Section 409A.

(c) Reimbursement. To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Code Section 409A, (A) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by Executive that may be reimbursed or paid under the terms of the Company’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (B) all such expenses eligible for reimbursement hereunder shall be paid to Executive no later than December 31st of the calendar year following the calendar year in which such expenses were incurred or such earlier date as provided under the Company’s policies; and (C) Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(d) Reformation. If the Company determines that any compensation or benefits provided by this Agreement may result in the application of Code Section 409A, the Company shall, in consultation with Executive, modify the Agreement in the least restrictive manner necessary in an effort to exclude such compensation from the definition of “deferred compensation” within the meaning of such Code Section 409A or in an effort to comply with the provisions of Code Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions, without any diminution in the value of the payments or benefits to Executive. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden.

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(e) Overall Compliance. In the event that it is reasonably determined by the Company and Executive that, as a result of Code Section 409A, any of the payments that Executive is entitled to under the terms of this Agreement or any nonqualified deferred compensation plan (as defined under Section 409A) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Executive to be subject to an income tax penalty and interest, the Company will make such payment on the first day that would not result in Executive incurring any tax liability under Section 409A.

(f) Consultation with Tax Advisor. Executive is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement, including the consequences of Code Section 409A.

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IN WITNESS WHEREOF, the Parties have executed this Agreement in multiple copies, effective as of the date first written above.

EXECUTIVE:		COMPANY:

Eco-Stim Energy Solutions, Inc.

	/s/ Barry Ekstrand	By:	/s/ J. Christopher Boswell
	Barry Ekstrand		J. Christopher Boswell

Date:	4/21/17	Date:	4/21/17

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